Exhibit 10.1

Mega Media Group, Inc.
1122 Coney Island Ave. #210
New York, NY 10012

Dated: July 15, 2009

Mr. Aleksandr Shvarts
100 Oceana Dr PH4
Brooklyn, NY 11235

Re:	Mega Media Group, Inc. (“Company”) –w- Aleksandr Shvarts (sometimes hereinafter referred to as “you”): Employment Agreement

Dear Mr. Shvarts:

The following, when signed by the Majority of the Board of Directors of Company, on the one hand, and by you, on the other hand, will set forth the material terms of the agreement between you and Company pursuant to which you will render services to Company pursuant to the terms set forth below.

1.  TERM:

The Employee’s term of employment starts on the July 15, 2009,  Effective Date of this Agreement and ends on the close of business on July 14, 2011 (the "Employment Period" or "Term of Employment"). However, beginning on April 1, 2011, the Employment Period shall be automatically extended from day to day for twelve months, so that commencing on July 1, 2011 and continuing for so long thereafter as Employee is employed hereunder, there will always be exactly one year remaining in the Term of Employment hereunder, until either party terminates in accordance with Section 6. The term "Employment Period" or "Term of Employment" shall refer to the Employment Period if and as so extended

2.  TITLE AND DUTIES

(a) DUTIES. The Employee’s title is CEO OF Mega Media Group, Inc. The Employee will perform job duties that are usual and customary for this position, and will perform additional services and duties that the Company may from time to time designate that are consistent with the usual and customary duties of this position. The Employee will report to the Board of Directors. The Employee will devote his full working time and efforts to the business and affairs of Company.

(b) SERVICES. During employment with the Company, Employee shall not be engage in any competitive activity and, except as set forth in the preceding clause (a) of this Section 2, Employee shall not render any services to any other person or business, or acquire any interest of any type in any other business which is in competition with Company, provided, however, that the foregoing shall not be deemed to prohibit Employee from acquiring, solely as an investment, (i) up to 10% of any securities of a partnership, trust, corporation or other entity so long as Employee remains a passive investor in such entity and such entity is not, directly or indirectly, in competition with Company or (ii) up to 9.9% of the outstanding equity interests of any publicly held company.

3. COMPENSATION AND BENEFITS

(a) BASE SALARY. The Company will pay the Employee an annual base salary of $220,000.00 with an annual increase of 10%. All payments of base salary will be made in installments according to the Company’s regular payroll practice, prorated monthly or weekly where appropriate, and subject to any increases that are determined to be appropriate by the Compensation Committee of the Company’s Board of Directors ("Compensation Committee").

(b) PERFORMANCE BONUS and STOCK OPTIONS. No later than March 31 of each year, Employee will be eligible to receive a performance bonus for the prior year. Employee is not required to be employed by Company on the date of the bonus payment in order to receive it. The amount of annual bonus for any partial year of this Agreement will be prorated monthly unless Employee is terminated for Cause. For calendar years 2009, 2010, 2011, and any additional years under this Agreement, any performance bonus shall be at the discretion of the Compensation Committee; however, the Company shall agrees that in the event the company turns profitable and all tax liabilities are paid off during the initial term of this agreement the bonus will not be less 5% of Pre Tax Earnings payable in cash or stock. Employee will further have the option to purchase on a non dilutive basis five million shares at $0.2 cents and five million shares at $0.03 cents of the company’s common shares for a period of 3 years.

(c) EMPLOYMENT BENEFIT PLANS. The Employee will be entitled to participate in all pension, profit sharing, and other retirement plans, all incentive compensation plans, and all group health, hospitalization and disability or other insurance plans, paid vacation, sick leave and other employee welfare benefit plans in which other similarly situated employees of the Company may participate as stated in the Employee Guide.

(d) VACATION. Employee will be entitled to accrue twenty days of paid vacation per calendar year, with such accrual pro-rated for partial years and suspended for periods of unpaid leave, and subject to the Company’s policy regarding maximum vacation accrual.

(e) EXPENSES. The Company will pay or reimburse the Employee for all normal and reasonable travel and entertainment expenses incurred by the Employee in connection with the Employee’s responsibilities to the Company upon submission of proper vouchers in accordance with the Company’s expense reimbursement policy. The Company’s obligation to provide reimbursement for expenses incurred during the Employee’s employment by the Company shall survive any termination of the Employee’s employment.

(f) MISCELLANEOUS. During full-time employment under this Agreement, the
Company will have a laptop computer and cellular phone available for Employee to use for business purposes. Employee will also be provided with Assistant services. Employee will be provided with the use of an office befitting his position as an Executive of the Company. 4.

4.  NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

During the course of the Employee’s employment with the Company, the Company will provide the Employee with access to certain confidential information, trade secrets, and other matters which are of a confidential or proprietary nature, including but not limited to the  company’s customer lists, pricing information, production and cost data, compensation and fee information, strategic business plans, budgets, financial statements, and other information the Company treats as confidential or proprietary (collectively the "Confidential Information"). The Company provides on an ongoing basis such Confidential Information as the Company deems necessary or desirable to aid the Employee in the performance of his duties. The Employee understands and acknowledges that such Confidential Information is confidential and proprietary, and agrees not to disclose such Confidential Information to anyone outside the Company except to the extent that (i) the Employee deems such disclosure or use reasonably necessary or appropriate in connection with performing his duties on behalf of the Company; (ii) the Employee is required by order of a court of competent jurisdiction (by subpoena or similar process) to disclose or discuss any Confidential Information, provided that in such case, the Employee shall promptly inform the Company of such event, shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with any such court order; (iii) the Employee may disclose Confidential Information to his attorneys and financial advisors, provided Employee advises his attorneys and financial advisors that such Confidential Information is confidential and that by receiving such Confidential Information such attorneys and financial advisors are agreeing to be bound by this Section; or (iv) such Confidential Information becomes generally known to and available for use in the industries in which the Company does business, other than as a result of any action or inaction by the Employee. The Employee further agrees that he will not during employment use such Confidential Information in competing, directly or indirectly, with the Company. At such time as the Employee shall cease to be employed by the Company, he will immediately turn over to the Company all Confidential Information, including papers, documents, writings, electronically stored information, other property, and all copies of them, provided to or created by him during the course of his employment with the Company, provided however, that Employee shall be entitled to retain a copy of his personal rolodex. This nondisclosure covenant is binding on the Employee, as well as his heirs, successors, and legal representatives, and will survive any expiration or termination of this Agreement, or the end of employment, regardless of the reason or circumstance.

5.  NON-COMPETITION DURING TERM.

To further preserve the rights of the Company pursuant to the nondisclosure covenant stated above, and for the consideration promised by the Company under this Agreement, during the Employee’s employment with the Company the Employee will not, directly or indirectly, as an owner, director, principal, agent, officer, employee, partner, consultant, servant, or otherwise, carry on, operate, manage, control, or become involved in any manner with any business, operation, corporation, partnership, association, agency, or other person or entity which is in the same business as the Company in any location in which the Company, or any parent, subsidiary or affiliate of the Company, operates or has plans or has projected to operate during the Employee’s employment with the Company, including any area within a 50-mile radius of any such location. The foregoing shall not prohibit the Employee from owning up to 5.0% of the outstanding stock of any publicly held company.

The Company and the Employee agree that the restrictions contained in this noncompetition covenant are reasonable in scope and duration and are necessary to protect the Company’s business interests and Confidential Information.

6. TERMINATION.
The Employee’s employment with the Company may be terminated under the following circumstances:

(a) DEATH. The Employee’s employment with the Company shall terminate upon his death.

(b) DISABILITY. The Company may terminate the Employee’s employment with the Company if, as a result of the Employee’s incapacity due to physical or mental illness, the Employee is unable to perform his duties under this Agreement on a substantially full-time basis for more than 90 days in any 12 month period, as determined by a mutually designated physician.

(c) TERMINATION BY THE COMPANY. The Company may terminate the Employee’s employment with the Company without Cause at any time after June 30, 2010. The Company may also terminate his employment for Cause, based upon reasonable determinations by the Company’s Board of Directors. For purposes of this Agreement, "Cause" shall mean: (i) conduct by the Employee constituting a material act of willful misconduct in connection with the performance of his duties, including, without limitation, violation of the Company’s policy on sexual harassment, misappropriation of funds or property of the Company or any of its affiliates other than the occasional, customary and de minimis use of Company property for personal purposes, or other willful misconduct; (ii) continued, willful and deliberate non-performance by the Employee of his duties hereunder (other than by reason of the Employee’s physical or mental illness, incapacity or disability); (iii) the Employee’s refusal or failure to follow lawful and material directives consistent with his title and position and the terms of this Agreement; (iv) conviction of the Employee for, or a plea of nolo ontendere by the Employee to, any felony, or lesser crime involving fraud, embezzlement or  is appropriation of the property of the Company, or other conduct by the Employee that, as reasonably determined by the Board, has resulted in, or would result in if he were retained in his position with the Company, material injury to the reputation of the Company after the date of this agreement; (v) a breach by the Employee of any of the provisions contained in this Agreement regarding Nondisclosure of Confidential Information (other than an inadvertent disclosure resulting in no harm to Company) ; or (vi) a material violation by the Employee of the Company’s employment policies of which he had notice. The Employee will be given a reasonable opportunity (30 days maximum, in the discretion of the Company) to cure any of the "Cause" provisions that the Company’s Board of Directors deem to be susceptible to cure, if the conduct has not been the subject of a prior cure.

(d) TERMINATION BY THE EMPLOYEE WITHOUT CAUSE. The Employee may provide notice at any time after June 30th, 2010 of his intent to terminate the Employee’s employment with the Company without cause. Employee must provide the Company with Three (3) months advance written notice of his intent to terminate the employment relationship. If Employee terminates under this section, the Company may determine an earlier termination date on which employment will end. The Company shall not be required to continue employment during the notice period.

(e) TERMINATION BY EMPLOYEE FOR GOOD REASON. The Employee may terminate this Agreement at any time for Good Reason, which is defined as: (i) a repeated failure of the Company to comply with a material term of the Agreement after written notice by the Employee specifying the alleged failure; or (ii) a substantial and unusual change in Employee’s position, resulting in significant and unusual additional duties, responsibilities, and authority, without an offer of additional reasonable compensation as determined by Company in light of compensation levels for similarly situated employees; (iii) a substantial and unusual reduction in Employee’s duties, responsibilities and authority; (iv) Company’s requirement that Employee move from or render his services primarily in a location outside of the New York metropolitan area If Employee elects to terminate for Good Reason under (i), (ii), (iii), or (iv), Company shall have thirty (30) days after written notice within which to cure. 8. COMPENSATION UPON

7. COMPENSATION UPON TERMINATION.

(a) DEATH. If the Employee’s employment with the Company terminates by reason of his death, the Company will, within 30 days, pay in a lump sum amount to such person as the Employee shall designate in a notice filed with the Company or, if no such person is designated, to the Employee’s estate, the Employee’s accrued and unpaid base salary, vacation pay, and prorated bonus, if any, unreimbursed expenses, and any payments to which the Employee’s spouse, beneficiaries, or estate may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).

(b) DISABILITY. If the Employee’s employment with the Company terminates by reason of his disability, the Company shall, within 30 days, pay in a lump sum amount to the Employee his accrued and unpaid base salary, vacation pay, and prorated bonus, if any, unreimbursed expenses, and any payments to which he may be entitled under any applicable employee benefit plan(according to the terms of such plans and policies).

 (c) TERMINATION BY THE COMPANY FOR CAUSE. If the Employee’s employment with the Company is terminated by the Company for Cause, the Company will, within 30 days, pay in a lump sum amount to the Employee his accrued and unpaid base salary, vacation pay, unreimbursed expenses and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies).

(d) TERMINATION BY COMPANY WITHOUT CAUSE; TERMINATION BY EMPLOYEE FOR GOODREASON - SEVERANCE AND CONSULTING OPTION: If employment is terminated by the Company without Cause (and other than for death or disability) or if this Agreement is terminated by Employee for Good Reason, the Company will, within 30 days, pay in a lump sum amount to the Employee his accrued and unpaid base salary through the date of termination and any payments to which he may be entitled under any applicable employee benefit plan (according to the terms of such plans and policies). Additionally, in lieu of a termination of employment, Employee has the option of continuing employment by electing, within ten days from notice by Company, to become a part-time consultant to Company in exchange for severance pay. In that event, Company will pay Employee the Employee’s base salary ("severance pay") for a twelve month period, in periodic payments in accordance with ordinary payroll practices and deductions, provided that Employee: (i) will serve as an exclusive part-time consultant during the severance payout period; (ii) agrees not to compete with Company, directly or indirectly, during the payment and consulting period; and (iii) agrees to and signs a general release of all claims (other than executory termination obligations of the Company) in a form and manner satisfactory to the Company. If Company terminates Without Cause, and if Employee opts to continue as a part-time consultant in accordance with this Section, then Employee shall be entitled, at the end of his employment as a consultant, to accelerated vesting of a pro rata portion of outstanding options. The pro rata portion of outstanding options that shall vest immediately will be determined by applying a Vesting Factor to each option grant. The "Vesting Factor" shall be calculated by dividing the number of months since the option was granted by the total months contained in the original vesting period.

(e) EFFECT OF COMPLIANCE WITH COMPENSATION UPON TERMINATION PROVISIONS. Upon complying with Subparagraphs 7(a) through 7(d) above, as applicable, the Company will have no further obligations to the Employee except as otherwise expressly provided under this Agreement, provided that such compliance will not adversely affect or alter the Employee’s rights under any employee benefit plan of the Company in which the Employee has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.

8. CHANGE OF CONTROL. In the event of a Change in Control, all of Employee’s stock options that are outstanding on the date of such Change in Control shall become immediately and fully exercisable and any restricted stock shall no longer be restricted. For purposes of this Agreement, "Change of Control" means: (i) any "person," as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 (other than the Executive or entities controlled by the Executive), becomes a beneficial owner of 50% or more of the voting power of the Company; (ii) all or substantially all of the assets or business of the Company are disposed of pursuant to a merger, consolidation, sale or other transaction (unless the shareholders of the Company, immediately prior to such merger, consolidation or other transaction Beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting power of the Company, all of the voting power or other ownership interests of the entity or entities, if any, that succeed to the business of the Company; (iii) the Company combines with another company and, immediately after such combination, (A) the shareholders of the Company immediately prior to the combination do not hold, directly or indirectly, more than 50% of the voting power of the combined company or (B) the members of the Board immediately prior to the Board’s approval of the merger transaction do not constitute a majority of the combined company’s board of directors; or (iv) the liquidation or dissolution of the Company.

9. Miscellaneous:

No provisions of this agreement may be amended, modified, waived, or discharged except by a written document signed by you and a duly authorized officer of Company.  A waiver of any conditions or provisions of this agreement in a given instance will not be deemed a waiver of such conditions or provisions at any other time.  The validity, interpretation, construction, and performance of this agreement will be governed by the laws of the State of New York.  The invalidity or unenforceability of any provision of this agreement will not affect the validity or unenforceability of any other provisions of this agreement.  This agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but not all of which together constitute the same instrument.  This agreement sets forth the entire understanding between us.  All oral or written agreements or representations, express or implied, with respect to the subject matter hereof are set forth in this agreement.   Neither party will be deemed in material breach of this agreement unless and until it receives notice from the other party specifying such alleged breach and it shall fail to cure such alleged breach within fifteen (15) business days following the receipt of such notice.

SINATURE PAGES TO FOLLOW

IN WITNESS WHEREOF, the parties hereto have executed this agreement on the day and year first above written.

Very truly yours,

Board of Directors of

Mega Media Group, Inc.

By: ________________________________
Dr. Lev Paukman

By: ________________________________
Dr. Elan Kaufman

AGREED TO AND ACCEPTED:

______________________________________
Aleksandr Shvarts